MANUFACTURING BUSINESS EXPANSION AND RELOCATION AGREEMENT FOR MENDOCINO BREWING COMPANY

This Agreement is made and entered on August 8, 1996, in Ukiah, California by and between Mendocino Brewing Company, Inc. (MBC). a corporation organized and operated under and in compliance with the laws of the State of California and the Ukiah Redevelopment Agency (Agency), a public agency of the City of Ukiah, located in Mendocino County, California.
RECITALS:
1. MBC is a small brewery currently located in Mendocino County, California, and outside the City of Ukiah. MBC's current facility only permits it to brew approximately 18,000 bbls. per year.
2. MBC wishes to expand and relocate its business and manufacturing facilities within the City of Ukiah and Agency wishes to provide MBC with incentives to facilitate the expansion and relocation of its operations in the Redevelopment Project Area.
3. In providing MBC with the incentives provided in this Agreement, Agency has relied upon the representations of MBC, that it will expand operations in the Redevelopment Project Area with employees, who have been or will be hired from the local labor force whenever possible, If MBC fails to complete the manufacturing facility and commence manufacturing operations by April 1, 1997, this Agreement shall terminate and Agency shall have no obligations to MBC under the terms of this Agreement.
4. Agency has determined that the attraction of new manufacturing jobs into the local economy will provide general public benefits for the Agency which constitute a sufficient public purpose to justify the use of Agency funds to provide public improvements to support MBC expansion to Redevelopment Project Area.

AGREEMENT:
Wherefore, in consideration of the above-recited facts and the terms and conditions as further stated herein, the parties hereby agree as follows:
1. Definitions:  The following terms shall have the following meaning, unless another meaning is expressly  provided  elsewhere in this  Agreement.
A. "Manufacturing facility" means the brewing and bottling plant, the water treatment storage pond and installed equipment necessary for manufacturing operations.
B. "Manufacturing operations" means production of bottled beverages for sale.
C. "Existing work force" means 65 full and part-time employees, including 40 full-time and 25 part-time/seasonal employees.
D. "Local labor force" means persons residing and available for work in Mendocino County.
E. "Whenever possible" means, in connection with hiring from the local labor force, that MBC will include Mendocino County in its recruitment efforts to fill positions through advertisements in local newspapers, job announcements to local EDD offices, social service agencies, college placement offices and similar organizations. If MBC receives applications from qualified local residents, it will hire from those applicants, unless it has specific reasons why the qualified applicants are unacceptable. MBC will not hire outside the local labor force, unless it has been unable to hire a qualified applicant as a result of such local recruitment effort.
2. Relocation and expansion of manufacturing facility: As of April 1996, MBC will continue to add up to 15 full-time employees to its existing workforce in accordance with the schedule contained in the attached Exhibit "A", which is incorporated herein by reference. MBC shall hire these additional employees from the local labor force, whenever possible.
3. Public Improvements: Agency agrees to provide access and utilities to the MBC manufacturing facility. Agency further agrees to complete all public improvements including curb and gutter normally associated with the improved roadway along the Brewery frontage. Extension of water, sewer, and electric utilities will be the responsibility of Agency. Value of said improvements is estimated at $550,000.
4. Incentives: After the execution of this Agreement by the parties hereto, the Agency shall offer the following incentives to MBC:
4.1 Utility Connection Fees: The Agency shall pay on MBC's behalf the following utility connection fees in the following amounts, subject to the limitations and conditions set forth in this paragraph.

Electric Utility Connection Fee      $ 12,360
Water Utility  Connection Fee*       $  7,040
Sewer Utility Connection Fee**       $244,000

* Water utility connection fee is based upon a three-inch service connection.
** Sewer Utility Connection Fee of $244,000 is calculated at a discharge rate of up to 55,000 gpd of Brewery discharge. For each 10,000 gpd over 55,000 gpd, a fee will be assessed based on 44.44 times the capital improvement fee that is established by City Code. The Brewery further agrees to develop a recycling plan prior to any expansion that would increase discharge levels above 55,000 gpd. Any provision for utilities not specifically mentioned herein such as telephone, natural gas, or any other utility fees which may be required and not mentioned herein are the sole responsibility of MBC. All other fees, taxes, or levies not specifically defined herein are the sole responsibility of MBC.

5. Term: This Agreement shall remain in effect for three years from its effective date.
6. Modifications: Agency or MBC may, from time to time, request changes in the terms of this Agreement. Such changes, which are mutually agreed upon by and between Agency and MBC, and approved by the Redevelopment Agency, shall be incorporated in written amendments to this Agreement. To be effective, all such changes as referred to in this section must be agreed upon in writing by both parties to this Agreement.
7. Assignment: MBC shall not assign any interest in this Agreement, and shall not transfer any interest in the some (whether by assignment or notation), without the prior written consent of Agency.
8. Application of Laws: The parties hereby agree that all applicable Federal, State and local rules, regulations and guidelines not written into this Agreement shall hereby prevail during the period of this Agreement.
9. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any legal action concerning the Agreement must be filed and litigated in the proper court in Mendocino County.
10. Integration: This Agreement contains the entire expansion agreement among the parties and supersedes all prior and contemporaneous oral and written agreements, understandings, and representations among the parties. No amendments to this Agreement shall be binding unless executed in writing by all of the parties.
11. Waiver: No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
12. Notice: Whenever notice, payment or other communication is required or permitted under this Agreement it shall be deemed to have been given when personally delivered or when deposited in the United States Mail with proper first class postage affixed thereto and addressed as follows:

MENDOCINO BREWING CO, INC.         UKIAH
Michael Laybourn                   Ukiah Redevelopment Agency
Mendocino Brewing Co.              c/o Candace Horsley
PO Box 400                         300 Seminary Avenue
Hopland, CA 95449                  Ukiah, CA 95482

13. Paragraph headings: The paragraph headings contained herein are for convenience and reference only and are not intended to define or limit the scope of this Agreement.
14. Duplicate originals: This Agreement may be executed in one or more duplicate originals bearing the original signature of both parties and when so executed any such duplicate original shall be admissible as proof of the existence and terms of the Agreement between the parties.
15. Hold Harmless: MBC waives and agrees to hold Agency harmless from any claim for damages including, but not limited to, compensatory and consequential damages, based on Agency's failure to provide the public improvements described in this Agreement at all or within any particular period of time. MBC's sole remedies for Agency's breach of this Agreement shall be specific performance. WHEREFORE, the parties have entered this Agreement on the date first written above.

MENDOCINO BREWING COMPANY, INC.    CITY OF UKIAH BY:
/s/ Michael Laybourn               BY: /s/ Candace Horsley
Michael Laybourn,                  Candace Horsley,
President                          City Manager